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                                                                    EXHIBIT 5.1


                     [PORTER & HEDGES, L.L.P. LETTERHEAD]



                                 June 20, 1997




DI Industries, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042-4136

     Re: Opinion as to legality of Senior Notes due 2007

Ladies & Gentlemen:

     We have examined the articles of incorporation, the bylaws, and the corporate proceedings of DI Industries, Inc., a Texas corporation (the "Company"), and certain of its subsidiaries relating to the registration under the Securities Act of 1933, as amended, of $150,000,000 aggregate principal amount of Senior Notes due 2007 (the "Notes") (including guarantees by certain of the Company's domestic subsidiaries (the "Guarantees")), to be issued pursuant to an Indenture between the Company and Texas Commerce Bank National Association, as Trustee (the "Indenture"), and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, on behalf of the Company, for the purpose of sale of the Notes to the underwriters for offering to the public. In giving this opinion, we have made such other examinations as we deem necessary in the premises and from such examinations we are of the opinion that:

     1. Upon execution and delivery, the Indenture will have been duly authorized by all necessary corporate action, and it will constitute a legal, valid, and binding instrument enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other laws relating to or affecting enforcement of creditors' rights generally, and except that remedies of specific performance and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court.



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DI Industries, Inc.
June 20, 1997
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          2.   When issued and sold, the Notes and the Guarantees will have been duly authorized by all necessary corporate action, and when authenticated, delivered to and paid for by the underwriters, will be legal, valid, and binding obligations of the Company and the affected subsidiaries, respectively, entitled to the benefits of the Indenture and enforceable in accordance with its and their terms, except as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally, and except that remedies of specific performance and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included as a part of the Registration Statement.

         This opinion is conditioned upon the Registration Statement being declared effective and upon compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.


                                                Very truly yours,


                                                /s/ PORTER & HEDGES, L.L.P.

                                                PORTER & HEDGES, L.L.P.